UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 8)

                        Overseas Shipholding Group, Inc.
                                (Name of Issuer)

                      Common Stock, par value $1 per share
                         (Title of Class of Securities)

                                   690368 10 5
                                 (CUSIP Number)

                             Michael Mayberry, Esq.
                                 277 Park Avenue
                               New York, NY 10172
                            Tel. No.: (212) 207-2898
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                January 30, 2004
                     (Date of Event which Requires Filing of
                                 this Statement)



         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [_].

         Check the following box if a fee is being paid with the statement [_].

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Mary Ann Fribourg
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                     [_]

                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
NUMBER OF
 SHARES                                 -0-
BENEFICIALLY                    ------------------------------------------------
  OWNED                         8       SHARED VOTING POWER
 BY EACH
REPORTING                               1,805,572
 PERSON                         ------------------------------------------------
  WITH                          9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        1,805,572
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,805,572
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------


                               Page 2 of 10 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Paul Fribourg
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                     [_]

                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
NUMBER OF
 SHARES                                 -0-
BENEFICIALLY                    ------------------------------------------------
  OWNED                         8       SHARED VOTING POWER
 BY EACH
REPORTING                               1,805,572
 PERSON                         ------------------------------------------------
  WITH                          9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        1,805,572
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,805,572
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------


                               Page 3 of 10 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Morton I. Sosland
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                     [_]

                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
NUMBER OF
 SHARES                                 -0-
BENEFICIALLY                    ------------------------------------------------
  OWNED                         8       SHARED VOTING POWER
 BY EACH
REPORTING                               1,805,572
 PERSON                         ------------------------------------------------
  WITH                          9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        1,805,572
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,805,572
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------


                               Page 4 of 10 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Fribourg Enterprises, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                     [_]

                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
NUMBER OF
 SHARES                                 1,805,572
BENEFICIALLY                    ------------------------------------------------
  OWNED                         8       SHARED VOTING POWER
 BY EACH
REPORTING                               -0-
 PERSON                         ------------------------------------------------
  WITH                          9       SOLE DISPOSITIVE POWER

                                        1,805,572
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,805,572
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------


                               Page 5 of 10 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Fribourg Grandchildren Family L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                     [_]

                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
NUMBER OF
 SHARES                                 1,805,572
BENEFICIALLY                    ------------------------------------------------
  OWNED                         8       SHARED VOTING POWER
 BY EACH
REPORTING                               -0-
 PERSON                         ------------------------------------------------
  WITH                          9       SOLE DISPOSITIVE POWER

                                        1,805,572
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,805,572
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------


                               Page 6 of 10 Pages

         This Amendment No. 8 to the Statement on Schedule 13D, dated March 12, 1992, filed by Fribourg Enterprises L.P., a Delaware limited partnership ("Fribourg Enterprises"), relating to the common stock, par value $1 per share, of Overseas Shipholding Group, Inc. (the "OSG Common Stock"), a Delaware corporation ("OSG"), and as amended by Amendment No. 1, dated April 19, 1993, Amendment No. 2, dated December 3, 1996, Amendment No. 3, dated July 29, 1997, Amendment No. 4, dated April 29, 2002, Amendment No. 5, dated November 7, 2003, Amendment No. 6, dated November 11, 2003 and Amendment No. 7, dated January 15, 2004 (as so amended, the "Statement"), amends the Statement in the following respects only:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item No. 5 is amended and restated in its entirety as follows:

         a. With respect to each of the above entities and individuals, the 1,805,572 shares of OSG Common Stock that are beneficially owned constitutes approximately 4.6% of the issued and outstanding shares of OSG Common Stock.

         b. Each of the above entities have sole voting and dispositive power with respect to the 1,805,572 shares and each of the above individuals have shared voting and dispositive power with respect to the 1,805,572 shares.

         c. Fribourg Grandchildren Family L.P. sold shares of OSG Common Stock in open market transactions on the New York Stock Exchange as follows:

         DATE                 NUMBER OF SHARES          PRICE PER SHARE
         ----                 ----------------          ---------------

      1/13/2004                    7,500                      35.15
      1/14/2004                    7,500                     35.3495
      1/15/2004                    7,500                     35.4983
      1/16/2004                    7,500                     35.3479
      1/20/2004                    7,500                     35.8787
      1/21/2004                    7,500                     37.0741
      1/22/2004                    7,500                     37.9860
      1/23/2004                    7,500                     37.8391
      1/26/2004                    7,500                     37.9827
      1/27/2004                    7,500                     36.2272
      1/28/2004                    7,500                     35.2929
      1/29/2004                    5,000                     34.8784

         On January 30, 2004, Fribourg Grandchildren Family L.P. sold 212,669 shares of OSG Common Stock in an offering registered under the Securities Act of 1933 at a price of $36.60 per share, less an underwriting commission of $0.47 per share.

         d. Under the terms of the Amended and Restated Agreement of Limited Partnership of Fribourg Grandchildren Family L.P., Fribourg Enterprises, LLC, the heirs of Michel Fribourg,


                               Page 7 of 10 Pages
and various trusts of the descendants of Michel Fribourg, have distribution rights with respect to the income of the partnership.

         e. On January 30, 2004, the reporting persons ceased to be the beneficical owners of more than five percent of OSG Common Stock.


                               Page 8 of 10 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:   February 2, 2004


                                 FRIBOURG GRANDCHILDREN FAMILY L.P.


                                 By:  Fribourg Enterprises, LLC, general partner


                                 By:  /s/ Mary Ann Fribourg
                                      -----------------------------------------
                                      Mary Ann Fribourg as
                                      Trustee U/D/T dated 5/31/57 f/b/o Robert
                                      Fribourg, a Managing Member


                                 By:  /s/ Paul Fribourg
                                      -----------------------------------------
                                      Paul Fribourg as
                                      Trustee U/D/T dated 5/31/57 f/b/o Robert
                                      Fribourg, a Managing Member


                                 By:  /s/ Morton I. Sosland
                                      -----------------------------------------
                                      Morton I. Sosland as
                                      Trustee U/D/T dated 5/31/57 f/b/o Robert
                                      Fribourg, a Managing Member


                                 FRIBOURG ENTERPRISES, LLC


                                 By:  /s/ Mary Ann Fribourg
                                      -----------------------------------------
                                      Mary Ann Fribourg as
                                      Trustee U/D/T dated 5/31/57 f/b/o Robert
                                      Fribourg, a Managing Member


                                 By:  /s/ Paul Fribourg
                                      -----------------------------------------
                                      Paul Fribourg as
                                      Trustee U/D/T dated 5/31/57 f/b/o Robert
                                      Fribourg, a Managing Member


                               Page 9 of 10 Pages

                                 By:  /s/ Morton I. Sosland
                                      -----------------------------------------
                                      Morton I. Sosland as
                                      Trustee U/D/T dated 5/31/57 f/b/o Robert
                                      Fribourg, a Managing Member


                               Page 10 of 10 Pages